Exhibit 10.1
SUBORDINATED NOTE PURCHASE AGREEMENT
This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of November 30, 2020, and is made by and among Capital Bancorp, Inc., a Maryland corporation (the “Company”), and the purchasers of the Subordinated Notes (as defined herein) identified on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”).
RECITALS
WHEREAS, the Company is offering up to $10,000,000 in aggregate principal amount of Subordinated Notes, which aggregate amount is intended to be eligible to qualify as Tier 2 Capital (as defined herein).
WHEREAS, each of the Purchasers is an institutional “accredited investor” as such term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or a QIB (as defined below).
WHEREAS, the offer and sale of the Subordinated Notes by the Company is being made in reliance upon the exemptions from registration available under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.
WHEREAS, each Purchaser is willing to purchase from the Company a Subordinated Note in the principal amount set forth on such Purchaser’s respective signature page hereto (the “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.
NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT
1.DEFINITIONS.
a.Defined Terms. The following capitalized terms used in this Agreement and in the Subordinated Notes have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.
“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates.
“Agreement” has the meaning set forth in the preamble hereto.
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“Bank” means Capital Bank, National Association, a national banking association and wholly owned subsidiary of the Company.
“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the State of Maryland are generally authorized or required by law or executive order to be closed.
“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect on the Closing Date.
“Charter” means the Amended and Restated Articles of Incorporation of the Company, as in effect on the Closing Date.
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” means November 30, 2020.
“Company” has the meaning set forth in the preamble hereto and shall include any successors to the Company.
“Company Covered Person” has the meaning set forth in Section 4.2.4.
“Company’s Reports” means (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, including the audited financial statements contained therein; (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC, including the unaudited financial statements contained therein, (iii) the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC, including the unaudited financial statements contained therein; (iv) the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC, including the unaudited financial statements contained therein; (v) the Company’s Definitive Proxy Statement on Schedule 14A related to its 2020 Annual Meeting of Shareholders, as filed with the SEC; and (vi) the Company’s public reports for the year ended December 31, 2019 and the period ended June 30, 2020 as filed with the FRB as required by regulations of the FRB.
“Disbursement” has the meaning set forth in Section 3.1.
“Disqualification Event” has the meaning set forth in Section 4.2.4.
“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.
“Event of Default” has the meaning set forth in the Subordinated Notes.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
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“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency (including, without limitation, each applicable Regulatory Agency) with jurisdiction over the Company or a Subsidiary.
“Governmental Licenses” has the meaning set forth in Section 4.3.
“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.
“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relate to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws and regulations.
“Indebtedness” means: (i) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company; and (ii) all obligations for indebtedness secured by any lien on property owned by the Company or any Subsidiary whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other Indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the Company or the Bank or any other Subsidiary and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.
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“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.
“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial condition, results of operations, business, assets or prospects of such Person, or (ii) would or would be reasonably likely to materially impair the ability of any Person to perform its respective obligations under any of the Transaction Documents, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to the Company, the Bank or the Purchasers, (4) direct effects of compliance with this Agreement on the operating performance of the Company, the Bank or the Purchasers, including expenses incurred by the Company, the Bank or the Purchasers in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by the Company with the prior written consent of the Purchasers, and vice versa, or as otherwise contemplated by this Agreement and the Subordinated Notes; except to the extent that the effects of such changes in the foregoing (1) through (3) disproportionately affect such Person and its Subsidiaries, to the extent applicable, taken as a whole.
“Maturity Date” means November 30, 2030.
“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.
“Property” means any real property owned or leased by the Company or any Affiliate or Subsidiary of the Company.
“Purchaser” or “Purchasers” has the meaning set forth in the preamble hereto.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A of the Securities Act.
“Regulation D” has the meaning set forth in the Recitals.
“Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or
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commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Bank or any of their Subsidiaries.
“Risk Factors” has the meaning set forth in Section 4.7.
“SEC” means the United States Securities and Exchange Commission.
“Secondary Market Transaction” has the meaning set forth in Section 5.5.
“Securities Act” has the meaning set forth in the Recitals.
“Subordinated Note” means the Subordinated Note (or collectively, the “Subordinated Notes”) in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.
“Subordinated Note Amount” has the meaning set forth in the Recitals.
“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.
“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 217, 12 C.F.R. Part 225, and 12 C.F.R. Part 250, as amended, modified and supplemented and in effect from time to time or any replacement thereof.
“Transaction Documents” has the meaning set forth in Section 3.2.1.1.
b.Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time unless otherwise specifically provided. All references to this Agreement and Subordinated Notes shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.
c.Exhibits Incorporated. All Exhibits attached are hereby incorporated into this Agreement.
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2.SUBORDINATED DEBT.
a.Certain Terms. Subject to the terms and conditions herein contained, the Company hereby agrees to issue and sell to the Purchasers, severally and not jointly, Subordinated Notes in an aggregate principal amount equal to the aggregate of the Subordinated Note Amounts. The Purchasers, severally and not jointly, each agree to purchase the Subordinated Notes from the Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement and the Subordinated Notes. The Subordinated Note Amounts shall be disbursed in accordance with Section 3.1. The Subordinated Notes shall bear interest per annum as set forth in the Subordinated Notes. The unpaid principal balance of the Subordinated Notes plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of (i) acceleration by the Purchasers in accordance with the terms of the Subordinated Notes and this Agreement or (ii) the Company’s delivery of a notice of redemption or repayment in accordance with the terms of the Subordinated Notes.
b.Subordination. The Subordinated Notes shall be subordinated in accordance with the subordination provisions set forth therein.
c.Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the Subordinated Notes shall be repaid in full. The Company acknowledges and agrees that the Purchasers have not made any commitments, either express or implied, to extend the terms of the Subordinated Notes past their Maturity Date, and shall not extend such terms beyond the Maturity Date unless the Company and the Purchasers hereafter specifically otherwise agree in writing.
d.Unsecured Obligations. The obligations of the Company to the Purchasers under the Subordinated Notes shall be unsecured and not covered by a guarantee of the Company or an Affiliate of the Company.
e.The Closing. The closing of the sale and purchase of the Subordinated Notes (the “Closing”) shall occur remotely via the electronic or other exchange of documents and signature pages, on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.
f.Payments. The Company agrees that matters concerning payments and application of payments shall be as set forth in this Agreement and in the Subordinated Notes.
g.Right of Offset. Each Purchaser hereby expressly waives any right of offset it may have against the Company or any of its Subsidiaries.
h.Use of Proceeds. The Company shall use the net proceeds from the sale of Subordinated Notes for general corporate purposes, including, without limitation, the redemption of the Company’s outstanding subordinated notes due 2025.
3.DISBURSEMENT.
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a.Disbursement. On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by the Company and the Company has executed and delivered to each of the Purchasers this Agreement and such Purchaser’s Subordinated Note and any other related documents in form and substance reasonably satisfactory to the Purchasers, each Purchaser shall countersign and deliver this Agreement and disburse by wire transfer to the Company in immediately available funds the Subordinated Note Amount set forth on each Purchaser’s respective signature page hereto in exchange for a Subordinated Note with a principal amount equal to such Subordinated Note Amount (the “Disbursement”). The Company will deliver to the respective Purchaser one or more certificates representing the Subordinated Notes in definitive form (or provide evidence of the same with the original to be delivered by the Company by overnight delivery on the next calendar day in accordance with the delivery instructions of the Purchaser), registered in such names and denominations as such Purchasers may request.
b.Conditions Precedent to Disbursement.
i..Conditions to the Purchasers’ Obligation. The obligation of each Purchaser to consummate the purchase of the Subordinated Notes to be purchased by them at Closing and to effect the Disbursement is subject to delivery by or at the direction of the Company to such Purchaser each of the following (or written waiver by such Purchaser prior to the Closing of such delivery):
1...Transaction Documents. This Agreement and the Subordinated Notes (collectively, the “Transaction Documents”), each duly authorized and executed by the Company.
2...Authority Documents.
(a)A copy, certified by the Secretary or Assistant Secretary of the Company, of the Charter of the Company;
(b)A certificate of status of the Company issued by the Department of Assessments and Taxation of the State of Maryland;
(c)A copy, certified by the Secretary or Assistant Secretary, of the Bylaws of the Company;
(d)A copy, certified by the Secretary or Assistant Secretary of the Company, of the resolutions of the Board of Directors of the Company, and any committee thereof, authorizing the execution, delivery and performance of the Transaction Documents;
(e)An incumbency certificate of the Secretary or Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement; and
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(f)The opinion of Nelson Mullins Riley & Scarborough LLP, counsel to the Company, dated as of the Closing Date, substantially in the form set forth at Exhibit B attached hereto addressed to the Purchasers.
3...Other Documents. Such other certificates, schedules, resolutions, notes and/or other documents which are provided for hereunder or as a Purchaser may reasonably request.
ii..Conditions to the Company’s Obligation.
1...With respect to a given Purchaser, the obligation of the Company to consummate the sale of the Subordinated Notes and to effect the Closing is subject to delivery by or at the direction of such Purchaser to the Company of this Agreement, duly authorized and executed by such Purchaser.
4.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company hereby represents and warrants to each Purchaser as follows:
a.Organization and Authority.
i..Organization Matters of the Company and Its Subsidiaries.
1...The Company is a duly organized corporation, is validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.
2...The entities set forth on Schedule 4.1.1.2 attached hereto are the only direct or indirect Subsidiaries of the Company. Each Subsidiary of the Company (other than the Bank) has been duly organized and is validly existing either as a corporation or limited liability company, or, in the case of the Bank, has been duly chartered and is validly existing as a national banking association, in each case in good standing under the laws of the jurisdiction of its incorporation, formation or organization, has corporate or organizational power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation or other business entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. All of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary of the
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Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through Subsidiaries of the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; none of the outstanding shares of capital stock of, or other Equity Interests in, any Subsidiary of the Company were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary of the Company or any other entity.
3...The Bank is national banking association. The deposit accounts of the Bank are insured by the FDIC up to applicable limits. The Bank has not received any notice or other information indicating that the Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of the Bank as an FDIC-insured institution.
ii..Capital Stock and Related Matters. The Charter of the Company authorizes the Company to issue 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. As of the date of this Agreement, there are 13,680,974 shares of the Company’s common stock issued outstanding and no shares of the Company’s preferred stock issued and outstanding. All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable. Except as disclosed on Schedule 4.1.2 attached hereto, there are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person other than the Company except pursuant to the Company’s equity incentive plans duly adopted by the Company’s Board of Directors.
b.No Impediment to Transactions.
i..Transaction is Legal and Authorized. The issuance of the Subordinated Notes, the borrowing of the aggregate of the Subordinated Note Amount, the execution of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents are within the corporate and other powers of the Company.
ii..Agreement. This Agreement has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
iii..Subordinated Notes. The Subordinated Notes have been duly authorized by the Company and when executed by the Company and issued, delivered to and paid for by the Purchasers in accordance with the terms of the Agreement, will have been duly executed, issued and delivered, and will constitute the legal, valid and binding obligations of the Company and enforceable in accordance with their terms, except as enforcement thereof may be limited by
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bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
iv..Exemption from Registration. Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Subordinated Notes. Assuming the accuracy of representations and warranties of each Purchaser set forth in this Agreement, the Subordinated Notes will be issued in a transaction exempt from the registration requirements of the Securities Act. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Person described in Rule 506(d)(1) (each, a “Company Covered Person”). The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).
v..No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents nor compliance with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (i) violate, conflict with or result in a breach of, or constitute a default under: (1) the Charter or Bylaws of the Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, note, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company or Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company or the Bank; or (4) any statute, rule or regulation applicable to the Company, except, in the case of items (2), (3) or (4), for such violations and conflicts, breaches and default that would not, singularly or in the aggregate, result in a Material Adverse Effect, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of the Company. Neither the Company nor the Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture, note or other agreement or instrument creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or the Bank, as applicable, is a party or by which the Company or the Bank, as applicable, or any of its properties may be bound or affected, except, in each case, for defaults that would not, singularly or in the aggregate, result in a Material Adverse Effect.
vi..Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act, the Exchange Act or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations.
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c.Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by them except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect. The Company and each Subsidiary of the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.
d.Financial Condition.
i..Company Financial Statements. The financial statements of the Company included in the Company’s Reports (including the related notes, where applicable), which have been made available to the Purchasers (i) have been prepared from, and are in accordance with, the books and records of the Company; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company contained in the Company’s Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with the Transaction Documents and the transactions contemplated hereby and thereby.
ii..Absence of Default. Since the end of the Company’s last fiscal year ended December 31, 2019, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company the right to accelerate the maturity of any material Indebtedness of the Company. The Company is not in default under any Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, except for such defaults as would not result in a Material Adverse Effect.
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iii..Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of the Company.
iv..Ownership of Property. The Company and each of its Subsidiaries has good and marketable title as to all real property owned by it and good title to all assets and properties owned by the Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in the Company’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) as would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to the Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it.
e.No Material Adverse Change. Since the end of the Company’s last fiscal year ended December 31, 2019, there has been no development or event which has had or would have a Material Adverse Effect.
f.Legal Matters.
i..Compliance with Law. The Company and each of its Subsidiaries (i) has complied with and (ii) to the Company’s knowledge, is not under investigation with respect to, and, to the Company’s knowledge, has not been threatened to be charged with or given any notice of any material violation of, any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not have a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with, and at all times prior to the date hereof has been in compliance with (x) all statutes, rules regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, applicable to it, and (y) its own privacy policies and written commitments to customers, consumers and employees, concerning data protection, the privacy and security of personal data, and the nonpublic personal information of its customers, consumers and employees, in each case except where any such
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failure to comply would not result, individually or in the aggregate, in a Material Adverse Effect. At no time during the two years prior to the date hereof has the Company or any of its Subsidiaries received any written notice asserting any violations of any of the foregoing.
ii..Regulatory Enforcement Actions. The Company, the Bank and its other Subsidiaries are in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them, except for such violations as would not have a Material Adverse Effect. None of the Company, the Bank, the Company’s or the Bank’s Subsidiaries nor any of their officers or directors is now operating under any restrictions, agreements, memoranda, commitment letter, supervisory letter or similar regulatory correspondence, or other commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to the Company’s knowledge any such restrictions threatened, or any agreements, memoranda or commitments being sought by any Governmental Agency. To the Company’s knowledge, no legal or regulatory violations previously identified by, or penalties or other remedial action previously imposed by, any Governmental Agency remains unresolved.
iii..Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company or any of its Subsidiaries at law or in equity or before or by any Governmental Agency, that would have a Material Adverse Effect or materially and adversely affect the issuance or payment of the Subordinated Notes; and neither the Company nor any of its Subsidiaries is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any arbitrator, court, federal, state, county or local governmental department, commission, board or agency, domestic or foreign, that either separately or in the aggregate, could result in a Material Adverse Effect.
iv..Environmental. Except as would not, singularly or in the aggregate, result in a Material Adverse Effect, (i) no Property is or, to the Company’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials and neither the Company nor any of its Subsidiaries has engaged in such activities, and (ii) there are no claims or actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.
v..Brokerage Commissions. Neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.
vi..Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
g.No Misstatement. None of the representations or warranties made in this Agreement or in any certificate, or any statements made in any other document delivered to the
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Purchasers (including the risk factors disclosure attached hereto as Exhibit C (the “Risk Factors”)) by or on behalf of the Company pursuant to or in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.
h.Internal Accounting Controls. The Company, the Bank and each other material Subsidiary have established and maintain a system of internal control over financial reporting that pertains to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company’s assets (on a consolidated basis), provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and the Bank’s receipts and expenditures and receipts and expenditures of each of the Company’s other Subsidiaries are being made only in accordance with authorizations of the Company management and Board of Directors, and provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company on a consolidated basis that could have a Material Adverse Effect. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since the conclusion of the Company’s last completed fiscal year there has not been and there currently is not (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or the Bank’s internal control over financial reporting. The Company (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s internal controls over financial reporting. Such disclosure controls and procedures are effective for the purposes for which they were established.
i.Tax Matters. The Company, the Bank and each other Subsidiary of the Company have (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.
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j.Exempt Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Subordinated Notes by the Company to the Purchasers.
k.Representations and Warranties Generally. The representations and warranties of the Company set forth in this Agreement or in any other document delivered to the Purchasers by or on behalf of the Company pursuant to or in connection with this Agreement are true and correct as of the Closing Date and as otherwise specifically provided herein or therein.
5.GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.
The Company hereby further covenants and agrees with each Purchaser as follows:
a.Compliance with Transaction Documents. The Company shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under the Transaction Documents.
b.Affiliate Transactions. The Company shall not itself, nor shall it cause, permit or allow any of its Subsidiaries to enter into any transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of the Company except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to the Company or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.
c.Compliance with Laws.
i..Generally. The Company shall comply and cause the Bank and each of its other Subsidiaries to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except, in each case, where such noncompliance would not have a Material Adverse Effect.
ii..Regulated Activities. The Company shall not itself, nor shall it cause, permit or allow the Bank or any other of its Subsidiaries to (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not have a Material Adverse Effect or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.
iii..Taxes. The Company shall and shall cause the Bank and any other of its Subsidiaries to promptly pay and discharge all taxes, assessments and other governmental charges imposed upon the Company, the Bank or any other of its Subsidiaries or upon the income, profits, or property of the Company or any Subsidiary and all claims for labor, material
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or supplies which, if unpaid, might by law become a lien or charge upon the property of the Company, the Bank or any other of its Subsidiaries. Notwithstanding the foregoing, none of the Company, the Bank or any other of its Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of the Company, the Bank or such other Subsidiary, as the case may be.
iv..Corporate Existence. The Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of the Bank and the other Subsidiaries and its and their rights and franchises, and comply in all material respects with all related laws applicable to the Company, the Bank or the other Subsidiaries; provided, however, that the Company may consummate a merger in which (i) the Company is the surviving entity or (ii) if the Company is not the surviving entity, the surviving entity assumes, by operation of law or otherwise, all of the obligations of the Company under the Subordinated Notes in accordance with Section 8(b) thereof and complies with the other conditions of Section 8(b) thereof. Notwithstanding the foregoing, nothing herein shall prevent the reorganization of a current line of business into a separate Subsidiary.
v..Dividends, Payments, and Guarantees During Event of Default. Upon the occurrence of an Event of Default (as defined under the Subordinated Notes), until such Event of Default is cured by the Company or waived by the Noteholders (as defined under the Subordinated Notes) in accordance with Section 17 of the Subordinated Notes and except as required by any federal or state Governmental Agency, the Company shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock; (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s Indebtedness that ranks equal with or junior to the Subordinated Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (iv) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans. In addition, the Company shall comply with the limitations on dividends set forth in Section 8(a) of the Subordinated Notes.
vi..Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be eligible, or there is a material risk that all or any portion of the Subordinated Notes will cease to be eligible to qualify as Tier 2 Capital, other than due to the limitation imposed on the capital
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treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, the Company will promptly notify the Noteholders (as defined in the Subordinated Notes), and thereafter, subject to the Company’s right to redeem the Subordinated Notes under such circumstances pursuant to the terms of the Subordinated Notes, if requested by the Company, the Company and the Noteholders (as defined in the Subordinated Notes) will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to be eligible to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes pursuant to the provisions of the Subordinated Notes, including (without limitation) upon the occurrence of a Tier 2 Capital Event as described in the Subordinated Notes.
d.Absence of Control. It is the intent of the parties to this Agreement that in no event shall the Purchasers, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, the Company, and the Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.
e.Secondary Market Transactions. To the extent and so long as not in violation of Section 6.4 hereof, each Purchaser shall have the right at any time and from time to time to securitize its Subordinated Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Subordinated Notes (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, the Company shall, at the Company’s expense, cooperate with the Purchasers and otherwise reasonably assist the Purchasers in satisfying the market standards to which the Purchasers customarily adhere or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction, but in no event shall the Company be required to incur any material costs or expenses in connection therewith. Subject to any written confidentiality obligation, including the terms of any non-disclosure agreement between the Purchasers and the Company, all information regarding the Company may be furnished to any Person reasonably deemed necessary by the Purchaser in connection with participation in such Secondary Market Transaction. All documents, financial statements, appraisals and other data relevant to the Company or the Subordinated Notes may be retained by any such Person, subject to the terms of any nondisclosure agreement between the Purchaser and the Company.
f.Rule 144A Information. While any Subordinated Notes remain “restricted securities” within the meaning of the Securities Act, the Company will make available, upon request, to any seller of such Subordinated Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.
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6.REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS.
Each Purchaser hereby represents and warrants to the Company, and covenants with the Company, severally and not jointly, as follows:
a.Legal Power and Authority. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
b.Authorization and Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Purchaser, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
c.No Conflicts. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) its organizational documents, (ii) any agreement to which it is party, (iii) any law applicable to it or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it.
d.Purchase for Investment. It is purchasing the Subordinated Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same. It has no present or contemplated agreement, undertaking, arrangement, obligation, Indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.
e.Institutional Accredited Investor. It is and will be on the Closing Date (i) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets, or (ii) a QIB.
f.Financial and Business Sophistication. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes. It has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.
g.Ability to Bear Economic Risk of Investment. It recognizes that an investment in the Subordinated Notes is a speculative investment that involves substantial risk, including risks related to the Company’s business, operating results, financial condition and cash flows,
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including without limitation those described in the Risk Factors set forth in Exhibit C hereto, which risks it has carefully considered in connection with making an investment in the Subordinated Notes. It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.
h.Information. It acknowledges that (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular, private placement memorandum or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of the Company and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; (iii) it has availed itself of publicly available financial and other information concerning the Company to the extent it deems necessary to make its decision to purchase the Subordinated Notes (including meeting with representatives of the Company); and (iv) it has not received nor relied on any form of general solicitation or general advertising (within the meaning of Regulation D) from the Company in connection with the offer and sale of the Subordinated Notes. It has reviewed the information set forth in the Company’s Reports, the exhibits and schedules thereto and hereto in connection with the transactions contemplated by this Agreement.
i.Access to Information. It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested by it or its advisors and reviewed the information contained therein, including, without limitation, the Risk Factors as set forth in Exhibit C hereto, given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.
j.Investment Decision. It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person or entity. Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein. It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, except for the express statements, representations and warranties of the Company made or contained in this Agreement. Furthermore, it acknowledges that nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.
k.Private Placement; No Registration; Restricted Legends. It understands and acknowledges that the Subordinated Notes are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities
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Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. It is not subscribing for the Subordinated Notes as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting. It further acknowledges and agrees that all certificates or other instruments representing the Subordinated Notes will bear the restrictive legend set forth in the form of Subordinated Note. It further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Subordinated Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement. The Company has not made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Subordinated Notes, or that the Subordinated Notes purchased by it will ever be able to be lawfully resold, pledged or otherwise transferred.
l.Tier 2 Capital. If the Company provides notice as contemplated in Section 5.3.6 of the occurrence of the event contemplated in such section, thereafter, subject to the Company’s right to redeem the Subordinated Notes under such circumstances pursuant to the terms of the Subordinated Notes, if requested by the Company, the Company and the Purchasers will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to be eligible to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event as described in the Subordinated Notes.
m.Not Debt of the Bank; Not Savings Accounts, etc. It acknowledges that the Company is a holding company and the Company’s rights and the rights of the Company’s creditors, including the Noteholders (as defined in the Subordinated Notes), to participate in the assets of any Subsidiary during its liquidation or reorganization are structurally subordinate to the prior claims of the Subsidiary’s creditors. It acknowledges and agrees that the Subordinated Notes are not savings accounts or deposits of the Bank and are not insured or guaranteed by the FDIC or any Governmental Agency, and that no Governmental Agency has passed upon or will pass upon the offer or sale of the Subordinated Notes or has made or will make any finding or determination as to the fairness of this investment.
n.Accuracy of Representations. It understands that the Company is relying and will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Company.
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o.Representations and Warranties Generally. The representations and warranties of such Purchaser set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein. Any certificate signed by a duly authorized representative of such Purchaser and delivered to the Company or to counsel for the Company shall be deemed to be a representation and warranty by such Purchaser to the Company as to the matters set forth therein.
7.MISCELLANEOUS.
a.Prohibition on Assignment by the Company. Except as described in Section 8(b) (Merger or Sale of Assets) of the Subordinated Notes, the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement or the Subordinated Notes without the prior written consent of all the Noteholders (as defined in the Subordinated Note).
b.Time of the Essence. Time is of the essence for this Agreement.
c.Waiver or Amendment. Except as may apply to any particular waiving or consenting Noteholder, no waiver or amendment of any term, provision, condition, covenant or agreement herein or in the Subordinated Notes shall be effective except with the consent of the holders of at least fifty percent (50%) of the aggregate principal amount (excluding any Subordinated Notes held by the Company or any of its Affiliates) of the Subordinated Notes at the time outstanding; provided, however, that without the consent of each holder of an affected Subordinated Note, no such amendment or waiver may: (i) reduce the principal amount of the Subordinated Note; (ii) reduce the rate of or change the time for payment of interest on any Subordinated Note; (iii) extend the maturity of any Subordinated Note; (iv) change the currency in which payment of the obligations of the Company under this Agreement and the Subordinated Notes are to be made; (v) lower the percentage of aggregate principal amount of outstanding Subordinated Notes required to approve any amendment of this Agreement or the Subordinated Notes; (vi) make any changes to Section 4(c) (Partial Redemption), Section 5 (Events of Default; Acceleration); Section 6 (Failure to Make Payments); Section 7 (Affirmative Covenants of the Company); Section 8 (Negative Covenants of the Company) or Section 17 (Waiver and Consent) of the Subordinated Notes that adversely affects the rights of any holder of a Subordinated Note; (vii) make any changes to this Section 7.3 (Waiver or Amendment) that adversely affects the rights of any Purchaser; or (viii) disproportionately and adversely affect the rights of any of the holders of the then outstanding Subordinated Notes. Notwithstanding the foregoing, the Company may amend or supplement the Subordinated Notes without the consent of the holders of the Subordinated Notes to cure any ambiguity, defect or inconsistency or to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes, or to make any change that does not adversely affect the rights of any holder of any of the Subordinated Notes. No failure to exercise or delay in exercising, by a Purchaser or any holder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on the Company in any case
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shall, in itself, entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchasers to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by the Purchasers to or of any breach or default by the Company in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of the Company hereunder. Failure on the part of the Purchasers to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by the Purchasers of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by the Company.
d.Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
e.Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next business day delivery, addressed:

if to the Company:	Capital Bancorp, Inc. One Church Street Rockville, MD 20850 Tel: (240) 283-0402 Attention: Alan W. Jackson, Chief Financial Officer
with copies to:	Nelson Mullins Riley & Scarborough LLP 2 W. Washington Street Suite 400 Greenville, SC 29601 Tel: (864) 373-2235 Attention: Neil E. Grayson
if to the Purchasers:	To the address indicated on such Purchaser’s signature page.

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next business day delivery was requested).
f.Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that (i) unless a Purchaser consents in writing, no assignment made by the Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of the Company, and
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(ii) unless such assignment complies with the Assignment Form attached to the Subordinated Notes, no assignment made by a Purchaser shall be effective or confer any rights on any purported assignee of Purchaser. The term “successors and assigns” will not include a purchaser of any of the Subordinated Notes from any Purchaser merely because of such purchase but shall include a purchaser of any of the Subordinated Notes pursuant to an assignment complying with the Assignment Form attached to the Subordinated Notes.
g.No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Purchaser, shall be deemed to make a Purchaser a partner or joint venturer with the Company.
h.Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Purchaser shall be in form and substance reasonably satisfactory to such Purchaser.
i.Entire Agreement. This Agreement and the Subordinated Notes, along with any exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Subordinated Notes.
j.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws. Nothing herein shall be deemed to limit any rights, powers or privileges which a Purchaser may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.
k.No Third Party Beneficiary. This Agreement is made for the sole benefit of the Company and the Purchasers, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.
l.Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.
m.Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such
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signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
n.Knowledge; Discretion. All references herein to a Purchaser’s or the Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser, to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of a Purchaser, shall be deemed to mean that such Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.
o.Waiver Of Right To Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASERS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL. THE PARTIES FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
p.Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.
q.Survival. Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Company has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY: capital bancorp, Inc. By: Name: Title:

[Company Signature Page to Subordinated Note Purchase Agreement]
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IN WITNESS WHEREOF, the Purchaser has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER:
_____________________________
(If purchaser is an entity, name of entity)

By:______________________________

Printed Name:_________________________    ___________________________
Title (if entity):________________________

Address of Purchaser: _______________________________ _______________________________ Telephone Number of Purchaser: ________________________________
Principal Amount of Purchased Subordinated Note: $_______________________

[Purchaser Signature Page to Subordinated Note Purchase Agreement]
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EXHIBIT A
FORM OF SUBORDINATED NOTE

In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments with respect to long-term debt of the Company have been omitted but will be furnished to the Securities and Exchange Commission upon request.
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EXHIBIT B
OPINION OF COUNSEL
Omitted.

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EXHIBIT C
RISK FACTORS

In the risks discussed below, unless the context suggests otherwise, references to the “Company” refer to Capital Bancorp, Inc. and references to “we,” “us,” and “our” mean the combined business of the Company, Capital Bank, National Association and its wholly-owned subsidiaries. References to the “Bank” refer to Capital Bank, National Association.

There are many risks and uncertainties related to an investment in the Company’s subordinated notes. Before making an investment decision, you should read carefully and consider the risk factors below, together with all other information provided with regard to evaluating the offering of subordinated notes, including, but not limited to, all publicly available records and filings concerning us, as well as all other documents, records, filings, reports, agreements and other materials provided by us regarding our business, operations and financial condition (collectively, the “Offering Materials”).

Our business operations may be adversely affected by certain risk factors, many of which are outside of our control. We may also be adversely affected by additional risks and uncertainties that management is not aware of or focused on or that we currently believe are immaterial to our business operations. Further, to the extent that any of the information contained in the Offering Materials constitutes a forward-looking statement, the risk factors below also are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements.
Risks Related to the Subordinated Notes
Unless otherwise specified, capitalized terms used in these Risks Related to the Subordinated Notes have the meanings specified in the Subordinated Note.

You should not rely on indicative or historical data concerning the Secured Overnight Financing Rate, or SOFR.

The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked subordinated notes, we mean the subordinated notes at any time when the interest rate on the subordinated notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York, or the FRBNY, and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement, or repo, transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation, or the FICC, a subsidiary of The Depository Trust & Clearing Corporation, or DTCC. SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo
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market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of these Risk Factors.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

The amount of interest payable on the subordinated notes will vary on and after November 30, 2025.

As the interest rate of the subordinated notes will be calculated based on SOFR from November 30, 2025 to, but excluding, the maturity date or earlier redemption date and SOFR is a floating rate, the interest rate on the subordinated notes will vary on and after November 30, 2025. During this period, the subordinated notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 490 basis points; provided, that in the event the Benchmark rate is less than zero, then the Benchmark rate shall be deemed to be zero. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.

Floating rate notes bear additional significant risks not associated with fixed-rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating-rate subordinated notes.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked subordinated notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked subordinated notes and the trading prices for the SOFR-linked subordinated notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked subordinated notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the SOFR-linked subordinated notes, which may adversely affect the trading prices of the SOFR-linked subordinated notes. In addition, the interest rate on the SOFR-linked subordinated notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked Subordinated Notes during the floating rate period for any interest period declines to zero or becomes negative, then the rate will be deemed to be zero with respect to that interest period. There is no assurance
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that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked subordinated notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee, or the ARRC, convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar obligations, or U.S. dollar LIBOR. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked subordinated notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked subordinated notes.

Any market for the SOFR-linked subordinated notes may be illiquid or unpredictable.

Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked subordinated notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked subordinated notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked subordinated notes, the trading price of the SOFR-linked subordinated notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked subordinated notes at all or may not be able to sell the SOFR-linked subordinated notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked subordinated notes.

The interest rate for the subordinated notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the subordinated notes, the interest rate on the subordinated notes for each interest period during the floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a
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tenor of three months that will be based on SOFR. Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the subordinated notes. If, at the commencement of the floating rate period for the subordinated notes, the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto (“Relevant Governmental Body”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the subordinated notes during the floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the subordinated notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the subordinated notes, which are defined in the terms of the subordinated notes as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, the calculation agent will need to determine the applicable Three-Month Term SOFR during the floating rate period. The calculation agent’s determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the subordinated notes during the floating rate period, which could adversely affect the return on, value of and market for the subordinated notes.
Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.
Under the benchmark transition provisions of the subordinated notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the subordinated notes during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.
The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the subordinated notes and the trading prices for the subordinated notes.
Under the benchmark transition provisions of the subordinated notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the subordinated notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the subordinated notes during the floating rate period, which could adversely affect the return on, value of and market for the subordinated notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will
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be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.
Because the subordinated notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.
Subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem the subordinated notes at our option in whole but not in part beginning with the interest payment date of November 30, 2025, and on any interest payment date thereafter. In addition, at any time at which any subordinated notes remain outstanding, subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem the subordinated notes in whole but not in part upon the occurrence of (i) a “Tier 2 Capital Event,” (ii) a “Tax Event” or (iii) if we are required to register as an investment company pursuant to the 1940 Act. In the event that we redeem the subordinated notes, holders of the subordinated notes will receive only the principal amount of the subordinated notes plus any accrued and unpaid interest to, but excluding, such earlier redemption date. If any redemption occurs, holders of the subordinated notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the subordinated notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the subordinated notes.
If we are in default on our obligations to pay our Senior Indebtedness, we will not be able to make payments on the subordinated notes.
Our obligations under the subordinated notes will be unsecured and will rank junior to the following, unless, by their terms, the obligation ranks equal with, or junior to, the subordinated notes:
•any of the Company’s indebtedness and obligations of, or guaranteed or assumed by, the Company for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other similar instruments, and including, but not limited to, and all obligations to the Company’s general creditors and secured creditors;

•any of the Company’s obligations for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

•any of the Company’s obligations, contingent or otherwise, in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar direct credit substitutes;

•any of the Company’s capital lease obligations;

•any of the Company’s obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar arrangements or derivative products;

•any of the Company’s obligations to its general creditors, as defined for purposes of the capital adequacy regulations of the Federal Reserve applicable to the Company, as the same may be amended or modified from time to time;

•any of the above listed types of obligations of other persons for the payment for which the Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise arising from an off-balance sheet guarantee;

•any of the above listed types of obligations of other persons secured by any lien on any of the Company’s property or assets whether or not the Company assumes that obligation; and

•any amendments, renewals, extensions, modifications and refundings of any of the above listed obligations.
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If we default on payments under any of these obligations that are senior to the subordinated notes, or if any of these senior obligations are accelerated or any judicial proceeding with respect to a default is pending, we will not be able to make payments on the subordinated notes, unless we cure the default. Additionally, the subordinated notes will (i) rank equally in right of payment to our outstanding $13.5 million fixed-to-floating rate subordinated notes due 2025 and (ii) rank senior to our floating rate junior subordinated debt securities due 2036 (underlying our outstanding trust preferred securities). If we liquidate, go bankrupt or dissolve, we would be able to pay under the subordinated notes only after we have paid in full all of our liabilities that are senior to the subordinated notes. As of September 30, 2020, we had $13.5 million par value of Senior Indebtedness outstanding on a consolidated basis consisting of our fixed-to-floating rate subordinated notes due 2025. The subordinated notes do not limit the amount of Senior Indebtedness that we may incur.
The subordinated notes are structurally subordinated to all indebtedness of our subsidiaries and creditors of our subsidiaries will have priority as to our subsidiaries’ assets.
The subordinated notes are not obligations of, or guaranteed by, any of our subsidiaries or any third party. As a result, our right and the rights of our creditors, including holders of the subordinated notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary. In the event of any such distribution of assets of the Bank, the claims of depositors and other general or subordinated creditors of the Bank would be entitled to priority over the claims of ours or holders of the subordinated notes. Accordingly, the subordinated notes are structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries. Claims on the Company by third-party creditors include those by holders of our long-term debt and there are substantial obligations with respect to deposit liabilities and federal funds purchased, other short-term borrowings and various other financial obligations. As of September 30, 2020, we had $13.5 million par value of Senior Indebtedness outstanding on a consolidated basis, and the Bank had $1.7 billion of deposits and $22.2 million of FHLB advances, to which the subordinated notes will be structurally subordinated.
We are a holding company, and banking laws and regulations could limit our access to funds from the Bank with the result that we may not have access to sufficient cash to make payments on the subordinated notes.
As a holding company, our principal source of funds to service our debt, including the subordinated notes, is dividends from our subsidiaries. For the year ended December 31, 2019, our interest expense on our debt obligations was $886 thousand (holding company only).
Since the Company is a legal entity separate and distinct from the Bank and does not conduct stand-alone operations, its ability to pay dividends depends on the ability of the Bank to pay dividends to it. As a depository institution, the deposits of which are insured by the FDIC, the Bank’s primary federal regulator, the OCC, is authorized, and under certain circumstances is required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. The National Bank Act and OCC regulations generally allow a national bank to pay dividends on common stock only out of net income for the calendar year to date and retained earnings from the prior two calendar years. Additionally, the Federal Deposit Insurance Act, generally prohibits an insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized. The federal banking agencies have also issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current earnings. Bank are also prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. The total amount available for payment of dividends by the Bank was approximately $30.0 million at September 30, 2020, based on the Bank maintaining enough capital to be considered well capitalized and other regulatory restrictions on subsidiary bank dividend payments. During the year ended December 31, 2019, the Bank paid dividends of $3.5 million to the Company. In addition, federal bank regulatory agencies have the authority to prohibit the Bank from engaging in unsafe or unsound practices in conducting their business. The payment of dividends or other transfers of funds to the Company, depending on the financial condition of the Bank, could be deemed an unsafe or unsound practice.
Dividend payments from the Bank would also be prohibited under the “prompt corrective action” regulations of federal bank regulators if the Bank is, or after payment of such dividends would be, undercapitalized under such regulations. In addition, the Bank is subject to restrictions under federal law that limit their ability to
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transfer funds or other items of value to us and our non-bank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value. Unless an exemption applies, these transactions by the Bank with the Company are limited to 10% of the Bank’s capital stock and surplus and, with respect to all such transactions with affiliates in the aggregate, to 20% of the Bank’s capital stock and surplus. Moreover, loans and extensions of credit by the Bank to its affiliates, including the Company, generally are required to be secured in specified amounts. A bank’s transactions with its non-bank affiliates also are required generally to be on arm’s-length terms. As of September 30, 2020, there were no such transactions between the Bank and the Company other than for shared services which are conducted on arm’s-length terms. We can provide no assurance that we will receive dividends or other distributions from the Bank and our other subsidiaries in an amount sufficient to pay interest on or principal of the subordinated notes.
Holders of the subordinated notes will have limited rights, including limited rights of acceleration, if there is an event of default.
Payment of principal on the subordinated notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or the Bank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the subordinated notes, or in the performance of any of our other obligations under the subordinated notes. Our regulators can, in the event we or the Bank become subject to an enforcement action, prohibit the Bank from paying dividends to the Company, and prevent our payment of interest or principal on the subordinated notes and any dividends on our capital stock, but such limits will not permit acceleration of the subordinated notes.
Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the subordinated notes.
In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we may be able to borrow substantial additional indebtedness, including senior debt, in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.
Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the subordinated notes, including:

•limiting our ability to satisfy our obligations with respect to the subordinated notes;

•increasing our vulnerability to general adverse economic and industry conditions;

•limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•putting us at a disadvantage compared to competitors with less indebtedness.

The subordinated notes do not limit the incurrence of additional indebtedness by us, including secured indebtedness, which would be effectively senior to the subordinated notes to the extent of the value of the collateral securing such indebtedness.
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Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including the subordinated notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay interest on and principal of our indebtedness, including the subordinated notes, or to fund our other liquidity needs.

    The limited covenants relating to the subordinated notes do not fully protect you.

The covenants in the subordinated notes governing the subordinated notes are limited. In addition, the subordinated notes do not limit our or our subsidiaries’ ability to further issue additional subordinated notes, including additional notes of the same series as the subordinated notes, or to incur additional debt. As a result, the terms of the subordinated notes do not protect you in the event of an adverse change in our financial condition or results of operations.

There is no active market for the subordinated notes.

The subordinated notes are a new issuance of securities with no established trading market. We do not intend to apply for listing of the subordinated notes on any national securities exchange or for quotation of the subordinated notes on any automated dealer quotation system. We do not expect a liquid or active trading market for the subordinated notes to develop. Accordingly, you should consider the potential lack of liquidity and the long-term nature of an investment in the subordinated notes before making an investment decision.

If a trading market for the subordinated notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the subordinated notes and the market price of the subordinated notes.

Many factors could affect the trading market for, and the trading value of, the subordinated notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the subordinated notes; the time remaining to the maturity of the subordinated notes; the ranking of the subordinated notes; the redemption features of the subordinated notes; the outstanding amount of subordinated notes with terms identical to the subordinated notes being sold in the offering; the prevailing interest rates being paid by other companies similar to us; changes in U.S. interest rates; whether the ratings on the subordinated notes or us provided by any rating agency have changed; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the subordinated notes.

The subordinated notes are not insured or guaranteed by the FDIC.

The subordinated notes are not savings accounts, deposits or other obligations of the Bank and are not insured by the FDIC or any other governmental agency or instrumentality.

We may act as the calculation agent and may have economic interests adverse to the interests of the holders of the subordinated notes.

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The calculation agent will determine the interest rate during the floating rate period. We may act as the calculation agent for the subordinated notes. Any exercise of discretion by us under the terms of the subordinated notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the subordinated notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the subordinated notes. Any determination by us, as the calculation agent, will be final and binding absent manifest error.

The subordinated notes may be issued with original issue discount for U.S. federal income tax purposes.

The subordinated notes may be issued with OID for U.S. federal income tax purposes. In such case, holders subject to U.S. federal income taxation, whether on the cash or accrual method of tax accounting, generally would be required to include any amounts representing OID in gross income (as ordinary income) as the OID accrues on a constant yield to maturity basis, in advance of the receipt of cash payments to which such income is attributable.

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SCHEDULES
In accordance with Item 601(a)(5) Regulation S-K, certain schedules have been omitted but will be furnished to the Securities and Exchange Commission upon request.
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